Exhibit 99.1

Badger Meter Reports Record Second Quarter Earnings and Earnings Per Share

MILWAUKEE--(BUSINESS WIRE)--July 16, 2009--Badger Meter, Inc. (NYSE: BMI) today reported record earnings and earnings per share for the second quarter and six months ended June 30, 2009.

Second Quarter 2009 Highlights

  Net sales were $67,763,000 for the second quarter of 2009, a 9.2% decrease from sales of $74,660,000 for the second quarter of 2008.
  Net earnings were a record $7,757,000, a 10.2% increase from earnings of $7,041,000 for the same period in 2008.
  Diluted earnings per share were a record $0.52, an 8.3% increase from earnings of $0.48 per diluted share for the second quarter of 2008.

First Half 2009 Highlights

  Net sales were $133,087,000 for the first two quarters of 2009, a 7.0% decrease from sales of $143,080,000 for the first half of 2008.
  Net earnings were a first-half record $14,730,000, a 12.8% increase from earnings of $13,061,000 for the same period in 2008.
  Diluted earnings per share were a first-half record $0.99, a 12.5% increase from earnings of $0.88 per diluted share for the first half of the prior year.

Operations Review

“Our earnings and earnings per share set new records, not only for the second quarter, but for any quarter in the history of the company. This achievement was especially significant in view of the continuing economic downturn and order delays caused by uncertainty over federal funding,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

Meeusen said the record second-quarter earnings reflected favorable pricing for raw materials, including copper and other commodities, and the company’s ongoing emphasis on cost containment. The gross profit margin was 39.3% for the second quarter of 2009, compared to 35.3% for the same period in 2008.

“Sales to the utility market decreased 6.3% in the second quarter and 2.8% in the first half of 2009, reflecting the downturn in the utility market. However, our results outperformed the industry, which is down approximately 15% according to recent industry reports,” said Meeusen.

“We believe the industry slowdown is partly due to customers delaying purchasing decisions while they evaluate the potential for obtaining federal dollars or other funding sources for infrastructure improvements. These conditions may continue for the short term. Long term, we believe we will continue to see a growing demand for our water meters and metering technologies in response to concerns about the environment and water shortages,” said Meeusen.

He added that sales of the company’s industrial products decreased 24.0% in the second quarter of 2009, due to the continuing recessionary environment across all of the company’s industrial product lines.

In June, the company introduced the E-Series™ Meter, a new line of residential water meters. The new meter differs from traditional residential water meters in the market today because it is an electronic, solid-state meter with no moving parts and additional features. Powered by an internal battery, the meter is not affected by the normal wear and tear of mechanical moving parts. The all-electronic meter has a lifespan of 20 years and maintains its high level of accuracy throughout the life of the meter. The E-Series Meter is compatible with the Badger ORION® and the Badger GALAXY® meter reading systems.

“The new E-Series Meter was developed by Badger Meter engineers as part of our ongoing strategy to invest in new products and technologies that meet evolving customer needs,” added Meeusen.

“With our solid balance sheet and strong cash flow, we believe we are well positioned to weather the current slowdown in the economy and to continue to move forward with our long-term growth strategies,” Meeusen said.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s second quarter 2009 results on Friday, July 17, 2009, at 10:00 AM Central/11:00 AM Eastern time. Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-713-4213 and entering the passcode 74338787. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P6UL8X7NW. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A telephone replay of the conference call will be available through Friday, July 24, by dialing 1-888-286-8010 and entering the passcode 22376200. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

Badger Meter is a leading manufacturer and marketer of products incorporating liquid flow measurement and control technologies, developed both internally and with other technology companies, as well as the leader in providing digital connectivity to AMR/AMI technologies. Its products are used to measure and control the flow of liquids in a variety of applications.

Certain statements contained in this news release, as well as other information provided from time to time by the Company or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems and advanced metering infrastructure (AMI) systems;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide AMR/AMI connectivity solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of the current global economic downturn, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  the impact of the United States and foreign government programs to stimulate national and global economies;
  changes in the cost and/or availability of needed raw materials and parts, including recent volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal, at the supplier level and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete AMR/AMI systems to governmental entities, which brings with it added risks, including but not limited to, Company responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the agreed-upon timetable with the governmental entity, and the Company’s expanded warranty and performance obligations;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the euro and the peso;
  the loss of certain single-source suppliers;
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the U.S. Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR/AMI products; and
  legal proceedings.

All of these factors are beyond the Company’s control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

Six Months Ended June 30,

	2009	2008
Net sales	$133,087,000	$143,080,000
Cost of sales	$80,314,000	$92,182,000
Gross margin	$52,773,000	$50,898,000
Selling, engineering and administration	$28,648,000	$29,279,000
Operating earnings	$24,125,000	$21,619,000
Interest expense	$707,000	$587,000
Earnings before income taxes	$23,418,000	$21,032,000
Provision for income taxes	$8,688,000	$7,971,000
Net earnings	$14,730,000	$13,061,000

Earnings per share:
Basic	$1.00	$0.90
Diluted	$0.99	$0.88

Shares used in computation of:
Basic	14,745,728	14,466,785
Diluted	14,920,358	14,801,536

Three Months Ended June 30,

	2009	2008
Net sales	$67,763,000	$74,660,000
Cost of sales	$41,162,000	$48,286,000
Gross margin	$26,601,000	$26,374,000
Selling, engineering and administration	$13,944,000	$14,624,000
Operating earnings	$12,657,000	$11,750,000
Gross margin	$307,000	$335,000
Earnings before income taxes	$12,350,000	$11,415,000
Provision for income taxes	$4,593,000	$4,374,000
Net earnings	$7,757,000	$7,041,000

Earnings per share:
Basic	$0.53	$0.49
Diluted:	$0.52	$0.48

Shares used in computation of:
Basic	14,769,853	14,509,709
Diluted	14,927,938	14,823,836

BADGER METER, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

Assets	June 30,	December 31,
	2009	2008
	(unaudited)

Cash	$6,330,000	$6,217,000
Receivables	34,380,000	35,767,000
Inventories	38,697,000	39,315,000
Other current assets	5,998,000	5,230,000

Total current assets	85,405,000	86,529,000

Net property, plant and equipment	62,949,000	61,823,000
Intangible assets, at cost less accumulated amortization	24,316,000	25,030,000
Other long-term assets	15,221,000	15,018,000
Goodwill	6,958,000	6,958,000

Total assets	$194,849,000	$195,358,000

Liabilities and Shareholders’ Equity

Short-term debt and current portion long-term debt	$16,769,000	$19,670,000
Payables	14,411,000	13,230,000
Accrued compensation and employee benefits	6,435,000	8,714,000
Other liabilities	7,523,000	9,175,000

Total current liabilities	45,138,000	50,789,000

Deferred income taxes	134,000	133,000
Long-term employee benefits and other	25,269,000	27,909,000
Long-term debt	0	5,504,000
Shareholders’ equity	124,308,000	111,023,000

Total liabilities and shareholders’ equity	$194,849,000	$195,358,000

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702